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                                                                     EXHIBIT 6.2


                  [CINEMA STAR LUXURY THEATERS LETTERHEAD LOGO]



February 2, 2000

Mr. Frank Moreno
7573 Navigator Circle
Carlsbad, CA  92009

Dear Frank:

This letter represents a mutually-agreed amendment to your employment agreement with CinemaStar ("the company") dated April 29, 1998 ("the contract"). Both parties have been working in good faith towards an amicable resolution of this matter, and this represents a final compromise.

Both you and the company agree that your duties under the contract should be modified, and your compensation adjusted accordingly. Neither the term nor the health benefits are affected by this amendment. Paragraph 1 relating to Employment and Services is modified to allow you to spend less than your full business time working on the company's behalf. While the company wishes to retain access to your talents on an ad-hoc basis, including, but not limited too, studio relations, film show presence, due diligence for acquisitions and general corporate matters, the company acknowledges, however, in Mexico that you will be engaged in other potentially competitive activities that relate to the film exhibition business. You agree that you shall not compete for any site that the company is currently considering, specifically the McDonald's site in East Mexicali, the Florido site in Tijuana, the Rosarito Beach location, or the Riverside Plaza Mall.

Your compensation under the contract shall be modified as follows: the company shall pay a total amount to you in lieu of any salary accrued after February 8, 2000 of $250,000 in four equal installments, the first one at February 8, 2000, with the remaining three payments spaced at equal intervals between February 8, 2000, and April 29, 2001. These payments shall be the total expense to the company (other than health insurance benefits) over the remaining term of the contract; you shall forfeit all earned and unearned stock options, car allowance, future 401 k contributions by the company, and other non health related benefits.





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During the remainder of the contract term neither you nor the company shall speak ill of each other, and you shall not reveal trade secrets of the company. It is specifically acknowledged, however, that the company has disclosure obligations consistent with its publicly traded status, and that the change in your responsibilities will be acknowledged in that regard.

Your resignation from CinemaStar's board shall also be effective as of February 8, 2000.

Finally, by execution of this document the parties mutually release each other for all causes of action not based on contractual rights specifically stated in this amendment, based either in law or equity, relating to your employment with the company. Your release will also operate for the benefit of individual principals, investors, board members or agents associated with the company. If the company fails to make any payment on or before the schedule attached as Exhibit A hereto, the company shall have five business days to cure such default after notice by you, thereafter you shall have the right to accelerate all remaining payments due, with interest accruing at the prime rate from the date of default.

This obligation of the company shall survive as an obligation of any party purchasing all or substantially all of the company's stock or assets.


Dated this ___ day of February, 2000.




-----------------------------              ----------------------------------
Jack R. Crosby,                            Frank Moreno, individually
for the Company                            and for his successors and assigns